EXHIBIT 99.1                       Media Contact:        William J. Ahearn
[GRAPHIC OMITTED]                                        (212) 526-4379

                                   Investor Contact:     Shaun Butler
For Immediate Release                                    (212) 526-8381



                             LEHMAN BROTHERS REPORTS
                                   EARNINGS OF
                         $378 MILLION IN SECOND QUARTER


Firm Posts Second Best Quarter Ever; Record Six Months Earnings of $919 Million


NEW YORK, June 16, 2000 -- Lehman Brothers Holdings Inc. (NYSE: LEH) today reported net income of $378 million, or $2.78 per common share (diluted), for the second quarter ended May 31, 2000. The quarter's performance represented the second highest quarterly earnings Lehman Brothers has ever posted. Net income rose 15 percent from the $330 million of net income the Firm reported in the second quarter of fiscal 1999, while net income per common share increased 33 percent from $2.09 per share a year ago.

For the first six months of fiscal 2000, net income was a record $919 million, an increase of 70 percent from $540 million in net income for the first half of fiscal 1999.
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                                                   Second Quarter 2000/page 2

In the first six months of 2000, Lehman Brothers earned more than it had in any full year since going public in 1994, with the exception of the $1.1 billion earned in 1999.

"Despite a significant downturn in the markets in late April and May, the second quarter proved to be a strong one for Lehman Brothers," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "Given the less-than-favorable market environment, posting our second best quarter ever underscores the broad-based strength and diversity of the Firm's franchise businesses, and our continued success in building our high margin activities."

Mr. Fuld added: "These results speak directly to the significant progress we have made in implementing our strategy, and in how we operate our businesses on a daily basis."

Net revenues (total revenues less interest expense) for the second quarter were $1.755 billion, an increase of 21 percent from $1.455 billion in the second quarter of fiscal 1999. Mr. Fuld noted that the quarter was the second best the Firm had ever posted in terms of net revenues, and reflected significant strength in Lehman Brothers' equity sales, trading and origination activities globally. For the quarter, the Firm's non-U.S. activities accounted for approximately 49 percent of total net revenues, an all-time high that illustrated the recent growth in Lehman Brothers' European and Asian franchises.

"That strength in equities and in our international operations reflects Lehman Brothers' success in diversifying its revenue mix by business and by region," Mr. Fuld said. He noted that revenues from the Firm's investment banking and equities activities represented approximately two-thirds of Lehman Brothers' total net revenues.

For the first six  months of fiscal  2000,  net  revenues  were a record  $3.957 billion, an increase of 54 percent compared with $2.573 billion in the fiscal 1999 first half.
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                                                     Second Quarter 2000/page 3

Non-interest expenses for the second quarter were $1,197 million. Nonpersonnel expenses for the same period were $285 million, up from $251 million in the previous fiscal year's second quarter. Nonpersonnel expenses as a percentage of net revenues decreased in the quarter to 16.2 percent from 17.3 percent a year ago. Compensation and benefits as a percentage of net revenues was 52 percent, unchanged from the fiscal 2000 first quarter, as the Firm continued its aggressive growth plan in investment banking, equities, and Europe, as well as investing in information technology and e-commerce activities.

For the fiscal 2000 second quarter, the Firm's pre-tax margin was 31.8 percent, relatively unchanged from the second quarter of fiscal 1999. Return on common equity was 24 percent for the quarter ended May 31, 2000, compared with 26.3 percent a year ago. For the first six months of fiscal 2000, the Firm's pre-tax margin was 34.2 percent, compared with 30.1 percent for the first six months of fiscal 1999; for the same period, return on common equity was 30.2 percent, compared with 21.8 percent in fiscal 1999. Return on common equity for all periods is calculated using net income before adjusting for a special preferred dividend.

As of May 31, 2000, Lehman Brothers stockholders' equity and trust preferred securities were $7.8 billion and total capital (stockholders' equity, trust preferred, and long-term debt) was $41.4 billion. Book value per common share was $51.19.

Earnings per share calculations include the impact of a special preferred dividend of $50 million in the first fiscal quarter of 2000 and the second fiscal quarter of 1999. The dividend is expected to be paid to American Express Company and to Nippon Life Insurance Company at year end. American Express and Nippon Life are entitled to receive an annual non-cumulative preferred dividend equal to 50 percent of the amount by which the Firm's net income for the full fiscal year exceeds $400 million, up to a

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                                                     Second Quarter 2000/page 4


maximum of $50 million per year, through mid-year 2002.

Lehman Brothers is a global investment bank with leadership positions in corporate finance, advisory services, municipal finance and fixed income and equity sales, trading and research. Lehman Brothers serves the financial needs of corporate, government and institutional clients, and high-net-worth individuals through offices in major financial centers worldwide.


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                          Financial Statements Attached